UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2013

ZAZA ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35432	45-2986089
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 McKinney Street, Suite 2850 Houston, Texas	77010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 595-1900

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 11, 2013, ZaZa Energy Corporation (the “Company”) terminated John E. Hearn, Jr.’s employment agreement without cause.

Pursuant to the terms of Mr. Hearn’s employment agreement, upon termination without cause he is entitled to receive: (i) any unpaid base salary, unpaid expenses, and certain other benefits, (ii) the payment of any short term incentive payment due to him including the pro-rated portion of the fiscal year worked prior to his termination, (iii) the payment of any cash value of any outstanding, unvested long term incentive payments that would have been payable had his employment continued through the applicable vesting date and the immediate vesting of all unvested common shares including, but not limited to, any such shares that comprise any long term incentive award or any award of restricted common stock previously granted to him, (iv) continued payment of his base salary and target short term incentive awards for 24 months after he is terminated, (v) continued payment of medical benefits during such 24-month period, and (vi) reimbursement of outplacement fees not to exceed $20,000, payable for twelve (12) months following termination.

Item 7.01.                                        Regulation FD Disclosure

On April 16, 2013, the Company issued a press release announcing Mr. Hearn’s termination and the closing of Eaglebine Joint Venture Agreement.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in this Section 7.01 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release, dated April 16, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAZA ENERGY CORPORATION

Date: April 16, 2013	By:	/s/ Todd A. Brooks
	Name:	Todd A. Brooks
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated April 16, 2013.